Exhibit 10.24

STATE OF NORTH CAROLINA

FOURTH AMENDMENT TO LEASE

COUNTY OF DURHAM

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (the “Fourth Amendment”), made and entered into as of the 28th day of January, 2003, by and between PHOENIX INVESTMENTS, LLC, a Virginia limited liability company (hereinafter called “Landlord”) [successor-in interest to Hamad Jassim Althani (“HJA”)], and TRIMERIS, INC., a Delaware corporation, (hereinafter called “Tenant”) as successor-in-interest to Blue Cross and Blue Shield of North Carolina (“BCBS”).

STATEMENT OF PURPOSE

A. HJA and BCBS entered into a lease agreement (as amended, assigned and modified, the “Lease”) dated November 8, 1994 for the lease of approximately 11,851 rentable square feet of space (the “Original Premises”) located in South Park Office Center at 3518 Westgate Drive, Durham, North Carolina (the “Building”) and more particularly described in said Lease.

B. HJA and BCBS entered into a First Amendment to Lease Agreement dated December 15, 1995 for additional space in the Building containing 4,282 rentable square feet consisting of Suite 390 (2,738 sf), Suite 311 (1,069 sf) and Suite 415 (475 sf) (the “Expanded Original Premises”).

C. HJA and BCBS entered into a Second Amendment to Lease Agreement dated February 1, 1999, to decrease the size of the space by 475 rentable square feet to 15,658 rentable square feet (the “Revised Original Premises”).

D. BCBS assigned its interest in the Lease to Tenant, and HJA and Tenant further modified the Lease, pursuant to a Lease Assignment and Modification Agreement dated September 18, 2001.

E. HJA and Tenant entered into a Third Amendment to Lease dated November 30, 2001 to extend the term of the Lease.

F. Tenant and Landlord (as successor-in-interest to HJA) now desire to further amend the terms of the Lease to (i) add to the Revised Original Premises approximately 2,372 rentable square feet of space in the Building known as Suite 420 (the “Expansion Space”), so that the Revised Original Premises when combined with the Expansion Space shall contain approximately 18,030 rentable square feet (hereinafter collectively referred to as the “New Premises”), and (ii) change certain other terms of the Original Lease (the Original Lease as amended hereby being deemed the “Lease”).

NOW, THEREFORE, in consideration of the premises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Lease on the terms set forth below. The terms used but not defined herein shall have the meanings set forth within the Lease.

AGREEMENT

1. Expansion of the Premises. Effective as of the date Landlord delivers possession of the Expansion Space to Tenant in accordance with the terms of this Fourth Amendment (the “Expansion Space Commencement Date”) [currently estimated to be March 1, 2003], the “Revised Original Premises” shall be redefined to be the New Premises, containing approximately 18,030 rentable square feet. Accordingly, as of the Expansion Space Commencement Date, wherever reference is made in the Lease to the Premises or the Revised Original Premises, it shall be deemed to mean the New Premises as set forth herein and Exhibit A to the Original Lease shall be replaced with Exhibit A-1 attached hereto in order to evidence the location of the New Premises, as herein expanded. Landlord shall deliver and Tenant shall accept the Expansion Space in its “as-is, where-is” condition and Landlord shall have no obligations for any improvements thereto.

2. Term. The term of the Lease with respect to the Expansion Space (the “Expansion Space Term”) shall commence on the Expansion Space Commencement Date and shall expire on December 31, 2004. The term of the Lease with respect to the Revised Original Premises shall be extended (so as to be co-terminus with the Expansion Space Term) for a period of one (1) year (the “Extension Term”) commencing on January 1, 2004 (the “Extension Commencement Date”) and expiring on December 31, 2004, and Tenant shall continue to occupy the Revised Original Premises from and after the date hereof throughout the Extension Term in its “as is” condition and in accordance with the terms and conditions of the Lease.

Tenant has the option to extend the term of the Lease for a period of three (3) months at the applicable Base Rent as set forth in Paragraph 3 below. Tenant may exercise this option to extend the term of this Lease no more than twice (i.e. six months total extension). Tenant must provide Landlord with at least twelve (12) months’ advance written notice of Tenant’s intent to exercise any option to extend the term of the Lease.

3. Base Rent. Tenant shall continue to pay Annual Rent for the Revised Original Premises in accordance with the terms and conditions of the Lease throughout the remainder of the original Lease Term. During the Extension Term, Tenant shall pay Annual Rent for the Revised Original Premises in the amount of Three Hundred Eighty-Three Thousand Six Hundred Twenty One and 04/l00 Dollars ($383,621.04) per annum, payable in equal monthly installments of Thirty-One Thousand, Nine Hundred Sixty-Eight and 42/l00 Dollars ($31,968.42) in accordance with the terms and condition of the Lease. In addition to the base rent payable with respect to the Revised Original Premises, commencing as of the Expansion Space Commencement Date and continuing throughout the Expansion Space Term, Tenant shall pay to Landlord Annual Rent for the Expansion Space in the amount of Forty-Five Thousand Sixty-Eight and 04/100 Dollars ($45,068.04) per annum, payable in monthly installments of Three Thousand Seven Hundred Fifty-Five and 67/100 Dollars ($3,755.67) in accordance with the terms and conditions of the Lease.

This section represents the complete and final understanding of Tenant’s payment obligations under the Lease. Neither the Revised Original Premises nor the Expansion Space shall be subject to any additional rents under the Lease that may be related to Operating Expenses pass-throughs, or any other expenses, during the entire term of this extension. The payment terms described in this section of this Fourth Amendment supercede any language in the Lease to the contrary, including but not limited to the provisions of Section 3 of the Lease.

NOTWITHSTANDING THE ABOVE, BASE RENT FOR THE EXPANSION SPACE SHALL BE ABATED IN TOTALITY FOR THE FIRST MONTH OF OCCUPANCY. FOR THE AVOIDANCE OF DOUBT, NO RENT SHALL BE CHARGED FOR THE FIRST MONTH THAT TENANT OCCUPIES THE EXPANSION SPACE.

4. Continuing Applicability of Lease. Except as hereinafter expressly amended, the Lease shall remain in full force and effect. All covenants, terms, obligations and conditions of the Lease, not modified or amended by this Fourth Amendment, are hereby ratified and confirmed, including without limitation, the payment of all rent and other sums due from Tenant to Landlord.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed as of the day and year first above written.

LANDLORD:

PHOENIX INVESTMENTS, LLC, a Virginia limited liability company

By:	/s/ Rajai Zumot
Name:	Rajai Zumot
Title:	Executive Officer
Date:	March 8, 2003

TENANT:

TRIMERIS, INC., a Delaware corporation

By:	/s/ Robert R. Bonczek
Robert R. Bonczek
CFO and General Counsel
Date:	3/3/03

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